EXHIBIT 99.1

Bellisio Foods Announces Completion of Overhill Farms Acquisition
Addition of Complementary Business Strengthens an American Leader in Frozen Foods

MINNEAPOLIS, Minn. (August 9, 2013) --

▪	Expands Bellisio Foods’ leadership position in frozen entree and snack markets

▪	Addition of Boston Market® license expands Bellisio’s “family of brands” strategy

▪	Increases Bellisio Foods’ blue chip foodservice and private label customer base

Bellisio Foods, Inc. (“Bellisio”), one of North America’s largest manufacturers of branded and private label frozen foods, announced today that it has completed its acquisition of Overhill Farms, Inc. (“Overhill”), a leading manufacturer of frozen entrees and protein products.  As part of the acquisition, Bellisio obtains the exclusive license to manufacture the Boston Market® brand of frozen food products, for which Bellisio and Overhill have been jointly producing product for the past two years.

Joel Conner, Bellisio’s Chairman and Chief Executive Officer, said, “I am pleased to announce the completion of this acquisition, which the shareholders of Overhill approved by an overwhelming majority. We are excited to add the Boston Market frozen food brand to our portfolio, as the brand has grown substantially since we entered into our sales and distribution agreement with Overhill two years ago.  By providing both Boston Market and Michelina’s® brands of frozen entrees, we can now offer our customers and consumers a greater variety of frozen meal solutions.  And with Overhill’s list of blue-chip private label and food service customers, this acquisition aligns perfectly with Bellisio’s growth strategies to expand our customer base, strengthen our brand portfolio, invest in high-growth platforms, and leverage our manufacturing disciplines to generate strong returns.”

Added Jim Rudis, Chief Executive Officer of Overhill Farms, “We look forward to joining forces with the Bellisio team, with whom we’ve worked closely over the last two years. This combination makes tremendous sense, and will allow us to better serve existing and new customers through expanded capabilities and a broader product offering.”

ABOUT BELLISIO FOODS
Bellisio Foods, Inc. is a fast growing company with a history of creating innovative, quality foods that delight consumers. A portfolio company of Centre Partners Management, LLC, since 2011, Bellisio employs approximately 1,300 employees and produces more than 200 frozen entrees and snacks which are sold under the Michelina’s®, Boston Market® and other brands as well as under private label. Bellisio also co-packs products for leading retailers and consumer packaged goods companies. Bellisio believes the highest quality, best-value meals are created by good people using only the freshest ingredients in a safe manner. The company’s products are sold at grocery stores throughout the United States, Canada, and other select markets worldwide. Additional information is available at www.bellisiofoods.com, www.michelinas.com, and www.bostonmarketathome.com.